Sub-Item H: Changes in control of registrant

On August 29, 2002, Hartford Small Company
HLS Fund, Inc., Hartford MidCap HLS Fund, Inc.,
Hartford Capital Appreciation HLS Fund, Inc.,
Hartford International Opportunities HLS Fund,
Inc., Hartford Stock HLS Fund, Inc., Hartford
Index HLS Fund, Inc., Hartford Dividend and
Growth HLS Fund, Inc., Hartford International
Advisers HLS Fund, Inc., Hartford Advisers HLS
Fund, Inc., Hartford Bond HLS Fund, Inc.,
Hartford Mortgage Securities HLS Fund, Inc.
and Hartford Money Market HLS Fund, Inc. were reorganized as newly created series of Hartford
Series Fund, Inc., a Maryland corporation.